Exhibit 10.1

SEPARATION AGREEMENT AND MUTUAL RELEASE

THIS SEPARATION AGREEMENT AND MUTUAL RELEASE (Agreement) is made and entered into by and between TIMOTHY WALBERT (Employee), an individual, and NeoPharm, Inc. (the Company). Employee’s employment with the Company will terminate effective May 31, 2007 as part of the Company’s reduction-in-force. Employee’s last day of work will be May 31, 2007.

1.             In exchange for the considerations set forth herein, the Company agrees to: a) pay Employee the total amount of One Hundred Twenty Thousand Dollars ($120,000.00), minus federal or state tax withholdings, during the period of June 1, 2007 through November 30, 2007, on the Company’s regularly scheduled payroll dates during that period; b) reimburse the Employee for the cost of COBRA medical insurance coverage (including the administrative fee) for Employee and any eligible dependents, for the period of June 1, 2007 through July 31, 2007, assuming Employee is eligible for and elects COBRA coverage for that period and he/she is not otherwise eligible for medical insurance coverage during that period under any other employer’s group health insurance plan. The COBRA reimbursement payments referenced above will be made directly to the Employee assuming the Employee provides proof of his/her election of COBRA and proof of payment of the COBRA payments to the Company’s group medical insurer. Employee will remain responsible for complying with all the other requirements of COBRA, including continuing to pay for his/her medical insurance after the Company is no longer obligated to provide reimbursement of such payments. The Company also agrees not to contest any claim for unemployment benefits Employee may submit for the period starting June 1, 2007.

2.             The promises and payments described above in paragraph 1 are in full, final and complete settlement of any claim (other than for payment of salary and benefits earned through the final day of employment) that has or could possibly be made by Employee in connection with his/her employment with or the termination of his/her employment with the Company. Except by operation of this Agreement, the Company has no duty to make the payments described in paragraph 1 above.

3.             In consideration of the payments and promises made by the Company to Employee in paragraph 1 above, Employee hereby releases and discharges the Company, its officers, directors, shareholders, parents, subsidiaries, affiliates, supervisors, managers, employees, agents, representatives, and attorneys, and its and their predecessors, successors, heirs, executors, administrators, and assigns (“Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he/she ever had or now has, whether fixed or contingent, liquidated or unliquidated, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. Without limitation, this release specifically includes any and all claims arising from any alleged violation of the Released Parties under Title VII of the Civil Rights Act of 1964, as amended; the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act; the Americans With Disabilities Act; the Family and Medical Leave Act; the Illinois Human Rights Act; and any other statutory claim or common-law claim, including but not limited to claims for breach of contract, wrongful discharge, defamation, and invasion of privacy. This release does not affect claims that arise in the future after the date on which Employee’s right to revoke this Agreement expires.

4.             The Company hereby agrees to release and discharge Employee from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that it ever had or now has, whether fixed or contingent, 1iquidated or unliquidated, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. Notwithstanding this paragraph 4, the Company is not releasing any claims, actions, causes of action, grievances, suits, charges, or complaints relating to any negligent or other improper actions of Employee which occurred during his employment with the Company, and of which the Company is presently unaware.

5.             Employee agrees to fully cooperate with the Company at any time hereafter in any and all investigations, inquiries or litigation whether in any judicial, administrative, or public, quasi-public or private forum, in which the Company is involved, including, but not limited to, the class action litigation involving the Company which is currently pending in the federal court for the Northern District of Illinois, whether or not Employee is a defendant in such investigations, inquiries, proceedings or litigation. Employee shall provide truthful and accurate testimony, background information, and other support and cooperation as the Company may reasonably request. The Company will compensate Employee for all travel expenses, attorney’s fees, and preparation expenses and lost wages associated with pursuit of actions necessary to comply with this paragraph 5.

6.             Employee agrees not to file, charge, claim, sue, or cause or permit to be filed, charged, or claimed any action for any form of relief, whether in law or equity, against the Released Parties involving his/her employment with the Company, the termination of his/her employment with the Company, or involving any continuing effects of his/her employment with the Company or termination of employment with the Company.

7.             Employee agrees that he/she will keep the terms and amounts set forth in this Agreement completely confidential and will not disclose any information concerning this Agreement’s terms and amounts to any person other than his/her attorney, accountants, tax advisors and immediate family.

8.             Employee waives any right to reinstatement and agrees not to apply for reemployment with the Company.

9.             Employee acknowledges that:

i.                He/she is advised in writing, by this written Agreement, to consult with an attorney about this Agreement;

ii.             He/she was given a forty-five (45) day-period in which to consider signing this Agreement;

iii.          After he/she signs this Agreement, Employee shall have seven (7) days in which to change his/her mind and revoke his/her acceptance of this Agreement by notifying Mr. Laurence P. Birch, President and CEO of the Company, in writing of his/her election to revoke this Agreement. None of the payments referenced in paragraph 1 above will be made until the revocation period in this subparagraph has expired and Employee has not revoked this Agreement; and

iv.         He/she received a copy of the attached list containing the positions and ages of the employees affected by the Company’s current reduction-in-force, as well as the positions and ages of the employees not affected by the reduction-in-force.

10.           Employee represents and certifies that he/she has carefully read and fully understands all of the provisions and effects of this Agreement, that the Company has made no representations to him/her about the effect of this Agreement or its terms, and that he/she has signed this Agreement of his/her own free will and volition.

11.           Each party to this Agreement shall bear its and his/her own costs and attorney’s fees.

12.           The Company is entering into this Agreement solely for business purposes and this Agreement shall not be construed as an admission of liability or wrongdoing.

13.           This Agreement sets forth the entire agreement between the parties pertaining to the subject matter of this Agreement, and fully supersedes any and all prior agreements or understandings between the parties pertaining to actual or potential claims arising from Employee’s employment with the

Company or termination of Employee’s employment with the Company. Notwithstanding this paragraph, Employee agrees that he/she will continue to be bound by, and will fully comply with, the Confidentiality Agreement which he/she and the Company executed previously.

PLEASE READ VERY CAREFULLY.
THIS SEPARATION AGREEMENT AND MUTUAL RELEASE INCLUDES A RELEASE OF
ALL KNOWN AND UNKNOWN EXISTING CLAIMS.

IN WITNESS WHEREOF, Employee and the Company have voluntarily signed this Separation Agreement and Mutual Release consisting of 4 pages on the date(s) set forth below.

NEOPHARM, INC.

By:	/s/ Laurence P. Birch
Laurence P. Birch, President & CEO

Dated:	May 10, 2007

/s/ Timothy P. Walbert
Timothy Walbert

Dated:	May 10, 2007